                                                                       Exhibit B

                              LICENSE AGREEMENT


     LICENSE AGREEMENT ("Agreement"), dated as of the 30th day of April, 1996, by and between WARREN AMENDOLA, Sr., residing at 22 Mallard Cove, Centerport, New York ll721 ("Licensor"), and USA SKATE CO., INC., a corporation organized and existing under the laws of New York ("Licensee"), with principal executive offices at 7 Brayton Court, Commack, New York 11725.

     A. Licensor is the owner of certain trademarks and intellectual property described herein.

     B. Licensee is a manufacturer, importer and distributor of certain products, including certain items of Merchandise, and is desirous of continuing to associate certain items of Merchandise produced by or for it with the Licensed Marks so as to obtain the benefits associated therewith.

     C. There exists currently between Licensor and Les Equipements Sportifs Davtec, Inc. ("Davtec"), a certain License Agreement dated September 28, 1994 in connection with the use of certain trademarks, including the trademarks "VIC" and "VICTORIAVILLE", on Canadian Merchandise manufactured, sold or distributed (the "Davtec License Agreement").

     D. Pursuant to a certain agreement (the "Stock Purchase Agreement"), dated of even date herewith, by and among USA Skate Corporation ("Skate Corp."), as Buyer, the Licensor, Patricia Amendola and Three R Profit Sharing Retirement Plan as "Corporate Sellers," and the Licensor, Warren Amendola, Jr., Richard Amendola and Russell Amendola as "Three R Sellers", Skate Corp. has acquired from the Corporate Sellers all of their shares of the Capital Stock of USA Skate Co., Inc. ("USA Skate") and from the Three R Sellers, all of their shares of Capital Stock of Three R Sales, Inc. (the "Transaction").

     E. In connection with the Transaction, and as a condition to the consummation thereof, the Licensor shall terminate any and all agreements providing for the licensing of the Licensed Marks, including the Davtec License Agreement, and shall grant to Licensee the exclusive license to use the Licensed Marks in connection with the manufacture and sale of Merchandise within the Territory, all on the terms and subject to the conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises, the mutual promises set forth below and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensor and Licensee hereby agree as follows:

     1. DEFINITIONS. The following definitions shall be applicable throughout this Agreement:

          1.1  The term "Territory" shall mean worldwide.

          1.2 The term "Licensed Mark" or "Licensed Marks" shall mean the registered trademarks in the United States and Canada "VIC" and "VICTORIAVILLE", registration particulars of which are set out in Schedule "A", pending applications, and wheresoever used all associated marks using the words "VIC" or VICTORIAVILLE", and all logos, including the stylized "VIC" logo, together with all future trademarks or service marks adopted or used by Licensor, whether registered or unregistered, which the Licensor may authorize the Licensee to use in writing under authority of this Agreement.

          1.3 The term "Merchandise" shall mean hockey sticks, street/roller hockey sporting equipment, in-line skates and related equipment, ice hockey equipment and ice skates, snow boards, sport bags, golf equipment and other comparable and non-comparable sporting equipment and products as the Licensor may approve in writing from time to time.

          1.4 The term "Licensed Merchandise" shall mean Merchandise sold or promoted, or intended to be sold or promoted, in connection with the Licensed Marks, as to which Licensor shall be entitled to receive and shall receive the benefits of the insurance coverages and indemnities herein provided; the term "Approved Licensed Merchandise" shall mean Licensed Merchandise approved by Licensor in accordance with the provisions of Paragraph 3.1 and 3.2 hereof, as to which Licensor shall be entitled to receive and shall receive the benefits of the insurance coverages and indemnities herein provided and shall include all Merchandise being manufactured and/or distributed by Licensee on the date hereof and any other Merchandise which is not timely disapproved by Licensor pursuant to Section 3.

          1.5 The term "Sample" shall mean any and all models, or actual samples, or prototypes, of Licensed Merchandise, except that "Final Sample" shall mean the actual final Sample of an item of Licensed Merchandise from which commercial production thereof will be made, and which has been approved or deemed approved by Licensor pursuant to the provisions of Articles 3 and 4 hereof.

          1.6 An "affiliate" of any person or entity shall mean and include any person, corporation or other entity controlling, controlled by or under common control with, such person or entity.

          1.7 The term "First Year" shall mean the period commencing on the date of this Agreement, and expiring on the first anniversary of such date.

          1.8 The term "Contract Year" shall mean the First Year, and each period of twelve months commencing on the first anniversary of such date, and on each such anniversary thereof thereafter.

          1.9 The term "Current USA Skate Merchandise" shall mean such items of Merchandise as are presently manufactured, sold or distributed by Licensee or Davtec in connection with the Licensed Marks.

          1.10 The term "Acceptable Insurance Carrier" shall mean Licensee's current carrier or a reputable, recognized and responsible insurance carrier licensed to do business in the State of New York and having a financial condition which is at all times rated the same or superior to that of the Licensee's current carrier, as determined by Best's Insurance Ratings.

          1.11 "License Guarantee" shall mean the Guarantee described in Section
9.1 hereof.

     2.   GRANT OF LICENSE; TERM.

          2.1 Licensor hereby grants to Licensee, and Licensee accepts, the exclusive right, license and privilege to use the Licensed Marks as a trademark and trade name in connection with the manufacture, advertising, merchandising, promotion, sale and distribution to the trade throughout the Territory during the term of this agreement of Approved Licensed Merchandise, all in accordance with the terms and subject to the conditions set forth in this Agreement.

          2.2 The term of this Agreement shall commence as of the date hereof and shall continue through February 28, 2003 ("Original Term"), unless sooner terminated or extended as provided herein ("Term").

          2.3 (a) The license granted herein is strictly personal to Licensee. Neither this Agreement nor any of the rights granted to Licensee hereunder may be transferred, assigned, pledged, sold, mortgaged, sublicensed or otherwise hypothecated or disposed of (collectively, "transferred") by Licensee, in whole or in part, by operation of law or otherwise, to any person, firm, corporation, or entity without the express prior written consent of Licensor; PROVIDED, that Licensor's consent to any sublicense hereunder shall not be unreasonably withheld; and PROVIDED, further, that any such sublicense or transfer shall be made only pursuant to a written agreement which by reference or actually incorporates the material terms and conditions hereof and obligates the sublicensee to be bound thereby, and otherwise is satisfactory to Licensor, it being understood that, without limiting the foregoing, no such transfer shall be approved unless, notwithstanding such transfer, Licensee shall continue to remain primarily liable, as a guarantor of payment and performance, for all obligations of any assignee or sublicensee, and the License Guarantee (as herein defined) shall continue in full force and effect. Notwithstanding the foregoing, Licensee shall have the right (i) to assign collaterally this Agreement to LaSalle National Bank or any subsequent primary bank lender to Licensee, and (ii) to sublicense to Davtec its rights to use the Licensed Marks in connection with the manufacture of certain Approved Licensed Merchandise in Canada, but only pursuant to, and in conformance with, the terms and conditions of this Section 2.3(a). As used herein, the term "Licensee" shall include any assignee or sublicensee of Licensee so approved by Licensor as hereinabove provided.

               (b) Notwithstanding the foregoing, Licensee may employ subcontractors solely for the manufacture of Approved Licensed Merchandise, it being understood that (a) all such subcontractors shall comply with the quality requirements of this

Agreement, (b) Licensee's obligations hereunder shall not be diminished by its use of any subcontractor and Licensee shall continue to remain liable hereunder for all obligations of Licensee herein, as shall the License Guarantors under the License Guaranty, and (c) Licensor shall be entitled directly to enforce the provisions hereof against any such subcontractor and Licensee shall cooperate in good faith in any such effort by Licensor.

          2.4 Licensee shall use the Licensed Marks only in the form approved in writing by Licensor for use by Licensee and shall use the Licensed Marks only in connection with the manufacture, advertising, merchandising, promotion, sale and distribution to the trade of Approved Licensed Merchandise, subject to the limitations herein set forth. No license is granted hereunder for the use of any of the Licensed Marks for any purpose other than upon or in connection with the manufacture, advertising, merchandising, promotion, sale and distribution of Approved Licensed Merchandise within the Territory.

     3.   SAMPLES; MERCHANDISE.

          3.1 (a) It is the express intention of the parties hereto and a material provision of this Agreement that notwithstanding references throughout this Agreement to the advertising, promotion, manufacture, sale and/or distribution of "Licensed Merchandise," no Licensed Merchandise is to be manufactured, sold or distributed by Licensee unless either it has been actually approved by the Licensor or deemed to be approved in accordance with the terms of this Agreement.

               (b) Accordingly, to further the intention of the parties as expressed in Section 3.1(a), at such times as Licensor may request reasonably, and not less than thirty (30) days prior to commencement of commercial production of a new model or item of Licensed Merchandise, Licensee shall prepare and present to Licensor, or its designee, at such place as Licensor may in its discretion reasonably designate, at Licensee's sole cost and expense, a Sample in respect of each model or item of Licensed Merchandise proposed to be sold by Licensee, which shall embody all of the specifications (the "Specifications"), including, without limitation, the workmanship, quality, design, dimensions, styling, detail, materials, colors and the like, as are to be used in the actual production of each model or item of Approved Licensed Merchandise to be based on said Sample. In the event that Licensor rejects a particular Sample or Samples, Licensor shall specify in writing to the Licensee its reasons for such rejection and shall provide Licensee with suggestions for modifying the particular Sample or Samples which Licensor is rejecting. Licensee shall, as promptly as practicable, modify said Sample or Samples, resubmit said Sample or Samples to Licensor and seek Licensor's approval under the same terms and conditions as set forth with respect to the first submission of Samples.

               (c) If the Licensor rejects or disapproves of any Sample or Samples upon such resubmission, the Licensee shall not be entitled under any circumstances to commence or continue to manufacture, sell and distribute the models or items of Licensed Merchandise which the rejected Sample or Samples were intended to reflect and Licensee's only recourse if it disputes the Licensor's determination in this regard, is to arbitrate the issue in accordance with Section 16 of this Agreement.

          3.2 (a) The approval of Licensor of any submission of Samples shall be evidenced by a written list, duly signed by a representative of Licensor, setting forth those Samples which have been approved as Final Samples for production by Licensor. Licensor shall respond as promptly as reasonably practicable to any request for approval of Samples; any such request shall be addressed to the attention of such person, at such address, as Licensor may from time to time designate (any change in the person and/or address so designated to be effective in accordance with the provisions of Section 18 hereof) and shall refer to this paragraph of the Agreement. If neither approval nor disapproval shall have been given within fifteen (15) days after Licensor's actual receipt of Licensee's written request as aforesaid, Licensor's approval of the Samples as shall have been specified in such notice shall be deemed to have been given, and such Samples or shall thereupon be deemed Final Samples hereunder.

               (b) Based on the representations and warranties contained herein, Licensor hereby approves, as Final Samples hereunder, those items of Current USA Skate Merchandise which have been manufactured or sold by Licensee during the three (3) years preceding this Agreement.

          3.3 The Approved Licensed Merchandise manufactured and sold by Licensee shall be of high quality and shall strictly adhere, in all respects, including, without limitation, with respect to the Specifications therefor, to the Final Samples therefor approved by Licensor ("Quality Standards"). The present quality of the Licensed Merchandise is hereby deemed to be acceptable quality under this paragraph. Future compliance with the standards set forth in
Section 3.5 and adherence to present quality standards shall be deemed acceptable by Licensee.

          3.4 Licensee hereby represents, warrants and covenants that Licensee shall own or obtain, prior to any use thereof, any and all rights in or to any designs, logos or the like necessary to enable Licensee to manufacture and sell Approved Licensed Merchandise based on or embodying any of same.

          3.5 Licensee hereby represents, warrants and covenants further that all Licensed Merchandise manufactured by or on behalf of Licensee shall equal or exceed all applicable industry and governmental standards established in respect of safety, including, without limitation, such standards as have been and in the future may be promulgated by the Acceptable Insurance Carrier then providing coverage pursuant to Section 14 hereof in respect of Licensed Merchandise ("Safety Standards"). Licensee represents and warrants that it will comply with, and observe strictly all laws, statutes, rules, regulations, and industrial or governmental standards and requirements, now in force or hereafter adopted, which may be applicable to the manufacture, distribution, sale or promotion of Licensed Merchandise anywhere in the Territory. Licensee shall supply to Licensor, as reasonably requested from time to time, copies of all certifications provided by all manufacturers or importers of Licensed Merchandise or components thereof.

     4.   QUALITY OF MERCHANDISE; MARKETING.

          4.1 Licensor shall have the continuing right to approve all items of Licensed Merchandise, including without limitation, the Specifications therefor, to satisfy itself that all Licensed Merchandise manufactured, sold or distributed complies with the Quality Standards and Safety Standards and is consistent with the reputation and established prestige and goodwill connected with the names "VIC" and 'VICTORIAVILLE."

          4.2 In the event that any Licensed Merchandise is, in the reasonable judgment of Licensor, not being manufactured or sold in accordance with the Quality Standards or Safety Standards as set forth in Sections 3.3 and 3.5 hereof or in a manner that adversely affects materially the reputation, prestige and goodwill connected with the names "VIC" and "VICTORIAVILLE," Licensor shall notify Licensee thereof in writing and Licensee shall, as promptly as practicable, repair or change all items of the type or style of Licensed Merchandise which are the subject of any such notification to conform with such provisions. If in the judgment of Licensor the Licensed Merchandise, as repaired or changed, still does not comply with the Quality Standards and Safety Standards, and such compliance cannot be obtained after at least one resubmission, then, Licensee shall discontinue manufacturing, selling and distributing such items, types or styles of Licensed Merchandise. If Licensee disputes the Licensor's determination regarding the compliance of Licensed Merchandise with Quality Standards or Safety Standards, Licensee's only recourse is to arbitrate the issue in accordance with Section 16 hereof. Any recall of Licensed Merchandise required by any governmental agency or instituted voluntarily by Licensee shall be conducted solely at the Licensee's expense.

          4.3 The duly authorized representatives of Licensor shall have the right, upon reasonable advance written notice to Licensee and during normal business hours, to inspect all facilities utilized by Licensee, its contractors and suppliers, in connection with the manufacture, sale, storage or distribution of Licensed Merchandise pursuant hereto and to examine Licensed Merchandise in process of manufacture and when offered for sale within Licensee's operations. Licensee consents to Licensor's examination of Licensed Merchandise held by its customers for resale. To the extent such manufacturing and selling facilities are not owned or controlled by Licensee, Licensee shall use its best efforts to permit the representatives of Licensor to make such inspections. Licensee also shall use its best efforts and shall take all steps reasonably requested by Licensor to prevent or avoid any misuse of the Licensed Marks by any of its contractors, suppliers or customers.

     5.   USE OF LICENSED MARKS:  ADVERTISING AND PROMOTION.

          5.1 In all of its advertising, business and promotional materials and all packaging and packaging materials for all items of Licensed Merchandise (including, without limitation, signs, phone listings, order forms, invoices, letterhead, labels, package inserts, boxes, receptacles, adornments, tags, brochures, user manuals or instruction sheets) Licensee shall not employ or otherwise release any of same, including, without limiting the foregoing, any advertisement relating to any Licensed Merchandise, unless and until Licensee shall have made a request, in writing, for approval, and Licensor shall have consented to or approved the same in writing. Licensor shall not unreasonably withhold its consent or approval to the use of the Licensed Marks on, or in connection with, advertising, business and promotional materials and all packaging materials for items of Licensed Merchandise, and Licensor hereby approves Licensee's continued use of the advertising, business and packaging materials which are currently used in connection with Merchandise bearing the Licensed Marks. Approval or disapproval of any proposed use of the Licensed Marks in connection with the advertising, promotion, packaging and marketing of the Licensed Merchandise shall be given by Licensor as promptly as reasonably practicable after receipt of Licensee's request in connection therewith, but in all cases within five (5) business days after actual receipt by Licensor of Licensee's request; if neither approval nor disapproval has been given within such time, approval shall be deemed to have been given. It shall not be necessary to obtain prior approval for each separate, substantially similar use of the Licensed Marks containing immaterial changes from the use of the Licensed Marks so approved.

          5.2 If and to the extent that Licensee shall desire to modify, enhance or otherwise alter the Licensed Marks as to be used in the future in connection with Licensed Merchandise, through, for example, the adoption of a new logo typeface or type style or the addition of a new word or phrase to accompany the trademarks "VIC" or "VICTORIAVILLE" (each, a "Mark Modification"), Licensee shall give written notice of same to Licensor, specifying the proposed modification, enhancement or alteration (accompanied by drawings, if appropriate) and its proposed date of first use thereof, which shall not be less than thirty (30) days after the date of the notice specifying same. Approval or disapproval of any proposed Mark Modification shall be given by Licensor as promptly as reasonably practicable after receipt of Licensee's request in connection therewith, but in all cases within fifteen (15) business days after actual receipt by Licensor of Licensee's request; if neither approval nor disapproval has been given within such time, approval shall be deemed to have been given. From and after any such approval or deemed approval, the term Licensed Marks shall be deemed to include the Mark Modification so approved. In no event shall the Licensee utilize for any purpose a Mark Modification which has not been approved by the Licensor.

          5.3 Whenever Licensor disapproves a request by the Licensee to use the Licensed Mark on advertising, business, promotion or packaging materials pursuant to Paragraph 5.1 or to modify, enhance or alter the Licensed Marks pursuant to Paragraph 5.2, Licensor shall specify its objections thereto in writing. If the Licensee disputes the Licensor's determination pursuant to either Sections 5.1 or 5.2, its only recourse shall be to arbitrate the issue in accordance with Section 16 of this Agreement.

     6.   TRADEMARK AND RELATED RIGHTS.

          6.1 Licensee acknowledges that the Licensed Marks have acquired a valuable secondary meaning and goodwill in the minds of the trade and the public. Licensee shall comply with all laws or regulations applicable or necessary for the protection of the Licensed Marks, or which Licensor, in its discretion, may deem appropriate for that purpose. Sales by Licensee of Licensed Merchandise shall be deemed for the purposes of trademarks registration to have been made by and for the benefit of Licensor. Licensee shall never do or suffer to be done any act or thing which may, in any material way, impair the rights of Licensor in and to the Licensed Marks or which may affect the validity of the Licensed Marks or which may derogate, depreciate or detract from the value of the Licensed Marks or their repute and goodwill. In this regard, Licensee shall use all markings and legends in connection with its use of the Licensed Marks as may be reasonably requested by the Licensor to protect the Licensed Marks under any and all applicable laws relating to the same.

          6.2 Licensee acknowledges that only Licensor may file and prosecute a trademarks application or applications or other actions with respect to the Licensed Marks for any items or services, including Licensed Merchandise. Licensee shall fully cooperate with Licensor in connection with any such application or prosecution or action; without limiting the foregoing, Licensee shall, at its sole cost and expense, execute and deliver any and all documents and instruments requested by Licensor which Licensor may deem necessary, proper or appropriate in such regard.

          6.3 To the extent any rights in and to the Licensed Marks are deemed to accrue to Licensee during the Term of this Agreement prior to the license becoming a Fully Paid Up License as provided in Section 11 pursuant to this Agreement or otherwise, Licensee hereby assigns any and all such rights, at such time as they may be deemed to accrue, to Licensor. Licensee shall execute and deliver any and all documents and instruments requested by Licensor which Licensor may deem necessary, proper or appropriate to accomplish or confirm the foregoing. Any such assignment, transfer or conveyance shall be without consideration other than the mutual agreements contained herein.

          6.4 Licensee agrees that neither it nor any of its affiliates ever will (i) challenge the validity or ownership by Licensor of the Licensed Marks or any application for registration thereof by Licensor, or any trademarks registrations thereof by Licensor in any jurisdiction, or any actions taken by Licensor with respect thereto, nor (ii) contest the fact that Licensee's rights under this Agreement (a) are solely those of a manufacturer and distributor, and
(b) subject solely to the provisions of Section 11 hereof, terminate upon termination of this Agreement.

          6.5 In the event that any designs of Licensor of Licensed Merchandise, or for any packaging, tag, label or other item or material used in connection therewith shall be entitled to, or become the subject of, patent, trademarks or copyright protection, Licensor shall have the right, at its own expense, to file applications therefor and shall be the exclusive owner of such rights, subject to the provisions of Section 11. Licensee shall fully cooperate with Licensor in connection with any such activities.

          6.6 The provisions of this Article 6 shall survive any termination or expiration of this Agreement, subject to the provisions of Section 11.

     7.   ROYALTY PAYMENTS AND STATEMENTS.



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          7.1  Subject to a Subordination Agreement with LaSalle National Bank, and except as otherwise provided in Section 7.2(d) hereof, Licensee shall pay to Licensor, on the dates provided below, the Guaranteed Minimum Royalty hereinafter set forth, as a non-refundable advance against Percentage Royalties (defined below) payable to Licensor hereunder in respect of the Contract Year specified.

               (a) No credit shall be permitted against the Guaranteed Minimum Royalty paid in respect of any Contract Year on account of the Guaranteed Minimum Royalty or Percentage Royalties paid or payable in respect of any other Contract Year.

               (b) If the aggregate of all Guaranteed Minimum Royalties and Percentage Royalties paid by Licensee to Licensor hereunder in respect of a Contract Year shall equal or exceed the Guaranteed Minimum Royalty for such Contract Year, then, and in such event, Licensee shall not be obliged to make payment of any further installment of Guaranteed Minimum Royalty otherwise payable hereunder in respect of such Contract Year.

          7.2 (a) Subject to the Prepayment Option in Section 7.2(c), the Guaranteed Minimum Royalty shall be Three Million ($3,000,000.00) Dollars to be paid in installments (the "Installment Payments"):

     (i)      $150,000 on or before February 15, 1997
     (ii)     $150,000 on or before June 1, 1997
     (iii)    $300,000 on or before December 1, 1997
     (iv)     $300,000 on or before June 1, 1998
     (v)      $300,000 on or before December 1, 1998
     (vi)     $300,000 on or before June 1, 1999
     (vii)    $300,000 on or before December 1, 1999
     (viii)   $300,000 on or before June 1, 2000
     (ix)     $300,000 on or before December 1, 2000
     (x)      $300,000 on or before June 1, 2001
     (xi)     $300,000 on or before December 1, 2001

               (b) Notwithstanding any prepayment thereof pursuant to Section 7.2(c) or 7.2(d) hereof, each of the Installment Payments (viii) through (xi) that now are due to be paid respectively, on or before June 1, 2000, December 1, 2000, June 1, 2001, and December 1, 2001 (the "Escrow Installment Payments"), shall be paid to Blau, Kramer, Wactlar & Lieberman, P.C. as Escrow Agent to be held and disposed of in accordance with the terms and conditions of a certain Escrow Agreement dated as of even date herewith by and among Licensor, Skate Corp. and California Pro Sports, Inc. ("California Pro"); provided, however, that if an Event of Default (as defined) pursuant to Sections 10.1(a) or 10.1(f), shall have occurred, all of the Escrow Payments to be made subsequent thereto shall be paid directly to the Licensor and shall not be subject to the Escrow Agreement.

               (c) Provided there is no existing default by Licensee under this Agreement as more fully described in Section 10 of this Agreement, the Licensee shall have the right on at least thirty (30) days notice to Licensor (the "Prepayment Notice") to prepay the whole, but not less than the whole of the then remaining balance of the Guaranteed Minimum Royalty (the "Prepayment Option"), in which event each of the remaining installments of $150,000 to be prepaid shall be reduced accordingly for that purpose to $125,000, and the installments of $300,000 to be prepaid shall be reduced accordingly for that purpose to $250,000. The Prepayment Option shall expire on May 31, 2001, with the Prepayment Notice to be given by Licensee no later than May 2, 2001.

               (d) Notwithstanding the foregoing, in the event that Skate Corp. shall consummate prior to May 31, 2001, a "Public Offering" of its common stock (as that term is defined in a certain Registration Rights Agreement dated even date herewith by and among Skate Corp., California Pro and the Corporate Sellers and Three R Sellers [the "Registration Rights Agreement"] from which Skate Corp. and/or its affiliates shall derive proceeds (the "Proceeds"), then Licensee must prepay the outstanding balance of the Guaranteed Minimum Royalty by applying against the unpaid Installment Payments (which shall be reduced accordingly to the same extent provided in Section 7.2[c] for that purpose) in the inverse order of their maturity, the following amounts:

     PROCEEDS                                 PREPAYMENT
     --------                                 ----------

     (i)   up to $3,000,000                   $1,000,000
     (ii)  $3,000,001 - $4,000,000            $1,200,000
     (iii) $4,000,001 - $5,000,000            $1,400,000
     (iv)  $5,000,001 - $6,000,000            $1,900,000
     (v)   $6,000,001 - $7,000,000            $2,500,000

     In no event shall this "Mandatory Prepayment Obligation" require the Licensee to use the Proceeds to make such prepayment or to pay more than the Licensee otherwise would be required to pay if it exercised the Prepayment Option in accordance with Section 7.2(c).

        7.3 (a) Licensee shall pay to Licensor a percentage royalty of Licensee's Net Sales (defined below) of Licensed Merchandise (the "Percentage Royalty") during each Contract Year hereof equal to one percent (1%) of Net Sales during such Contract Year in excess of the applicable Sales Threshold (defined below). As used in this Agreement, the term "Sales Threshold" shall mean (i) for the First Year, the sum of Fifty Million Dollars ($50,000,000) and
(ii) for each Contract Year thereafter, Seventy-Five Million Dollars ($75,000,000).

               (b) As used in this Agreement, the term "Gross Sales" for any period shall mean the gross invoice price of all Licensed Merchandise sold or shipped by or on behalf of Licensee during such period. As used in this Agreement, the term "Net Sales" for any period shall mean Gross Sales for such period less (i) freight charges and taxes shown on the face of the invoice, (ii) ordinary and customary trade and prompt payment discounts shown on the face of the invoice (if any) and (iii) cash credits actually paid or credits that are given for the return of defective Licensed Merchandise and are taken and applied actually to reduce payment obligations when due from such customer. Gross Sales and Net Sales figures shall be computed without regard to whether payment therefor has been received by Licensee.

               (c) The gross invoice price of any Licensed Merchandise sold by Licensee to any affiliate of Licensee shall, for the purposes of this Agreement, be deemed to be the higher of (i) the actual gross invoice price therefor, or (ii) in the particular circumstances, Licensee's regular, special or sales price for such Licensed Merchandise sold to unaffiliated parties at wholesale and shall be deemed sold at the earlier of the invoice date and delivery date. Licensed Merchandise shipped on consignment shall be deemed sold when shipped. Merchandise returns, if any, shall be credited in the quarterly period in which the returns are actually made.

        7.4 Licensee shall prepare, and at all times maintain at its principal executive offices, separate, true, correct and complete books of account and records reflecting all transactions and operations within the scope of this Agreement, in accordance with generally accepted accounting principles consistently applied. Licensee shall prepare and furnish to Licensor a statement of operations, in form and scope satisfactory to Licensor, for each Contract Year hereunder, which shall be furnished to Licensor within ninety (90) days after the end of each such Year. Such statements shall include all aggregate Gross Sales, freight charges and taxes, trade and prompt payment discounts, Merchandise returns and Net Sales for the Contract Year, a computation of the Percentage Royalty due to Licensor in respect thereof, if any, and such other information as Licensor may reasonably request. Each such statement shall be accompanied by payment in full to Licensor of all Percentage Royalties due Licensor in respect of the Contract Year covered by such statement.

        7.5 If the payment of any Guaranteed Minimum Royalty or Percentage Royalties hereunder is not timely made for any reason, interest shall accrue on the unpaid principal amount of such payment, at the rate of ten percent (10%) per annum, from and after the date on which the same became due hereunder.

        7.6 Licensee's books and records of account containing all of the information reasonably necessary to compute and verify Gross Sales and Net Sales shall be available for inspection and copying (at Licensor's expense) by Licensor or its agents at all reasonable times during business hours, upon reasonable prior notice of not less than five (5) days, for the duration of this Agreement and for four (4) years thereafter. Such books shall be available for audit by Licensor or its agents once in each Contract Year and shall be made by Licensor at its own expense, PROVIDED, HOWEVER, that if any examination by Licensor shall result in an increase in Percentage Royalties payable to Licensor for any Contract Year in an amount equal to or greater than five percent (5%) of the amount originally paid by Licensee in respect of such period, Licensee shall forthwith pay (i) any such deficiency (plus interest thereon from the due date thereof in accordance with the terms of Section 7.5 hereof); and (ii) all costs and expenses incurred by Licensor in connection with such examination.

        7.7 All payments required hereunder shall be made in United States dollars.

     8. INFRINGEMENT.

        8.1 Licensee and Licensor shall promptly notify each other of any infringement of the Licensed Marks or Licensed Merchandise, or any act of unfair competition by third parties relating to the Licensed Marks or Licensed Merchandise, whenever such infringement or act shall come to their attention (the "Infringement Notice").

        8.2 (a) Upon Licensor becoming aware of potential infringement, either through receipt of an Infringement Notice from Licensee or on its own, Licensor shall take such action to stop such infringement as Licensor may deem necessary in which event (i) Licensee shall cooperate fully with Licensor in connection therewith, and, if so requested by Licensor, shall join with Licensor as a party to any action brought by Licensor for such purpose, (ii) Licensor shall have full control over any action taken, including, without limitation, the right to select counsel, the right to settle with prior notice to Licensee on any terms Licensor deems advisable in its discretion, provided such settlement does not materially prejudice the Licensee's rights hereunder in which event the Licensee's consent, not to be unreasonably withheld, shall be required, or to appeal any adverse decision rendered in any court, to discontinue any action taken by it, and otherwise to make any decision in respect thereto as it, in its discretion, deems advisable, and (iii) Licensor shall bear all expenses connected with the foregoing, subject to Paragraph (b) below, and the provisions of Section 14 hereof, which shall remain absolute. Licensee shall have the right to elect to participate at its own cost and expense in any action instituted or defended by Licensor with respect to the Licensed Marks.

               (b) Any recovery as a result of any such action shall belong solely to Licensor, except to the extent that such recovery represents damage suffered by, and specifically allocated to, Licensee, in which event after deduction of the Licensee's allocable share of the costs and expenses of such action, including, without limitation, attorneys fees and expert fees, (if the Licensee did not participate at its own cost in the action), such specified recovery shall be credited against the Licensee's obligation to pay to the Licensor the Guaranteed Minimum Royalty and the Percentage Royalties.

     9. ADDITIONAL COVENANTS AND AGREEMENTS OF LICENSEE.

        9.1 Contemporaneously herewith, California Pro, Skate Corp., Henry Fong and Michael S. Casazza (collectively referred to herein as the "License Guarantors"), are entering into a certain Guaranty Agreement (the "License Guaranty"), dated as of the date hereof, substantially in the form of Exhibit B annexed hereto, for the benefit of Licensor and others, pursuant to which, among other things, the License Guarantors jointly and severally guarantee unconditionally and continuously to Licensor the Licensee's full and prompt payment when due of the Guaranteed Minimum Royalties.

        9.2 (a) Notwithstanding anything to the contrary contained herein, Licensee's obligation to make all payments of Guaranteed Minimum Royalties and Percentage Royalties hereunder (collectively, the "Royalty Payments") as and when the same shall become due and payable in accordance with the terms of this Agreement, whether accelerated or otherwise, shall be absolute and unconditional and unless and until determined judicially as hereinafter set forth shall not be subject to any abatement, diminution by set-off, deduction, recoupment, suspension, deferment, interruption or otherwise.

               (b) Until such time as Licensor shall have received payments under this Agreement aggregating at least (i) the Guaranteed Minimum Royalty in accordance with Article 7 or (ii) to the extent that the provisions of
Section 10.4 hereof apply, the amount called for by said section, Licensee shall have no right to terminate this Agreement or to be released, relieved, or discharged, in whole or in part, from its obligation to make the Royalty Payments hereunder for any reason whatsoever, including, but not limited to, any default, breach or other action or inaction of any kind by Licensor or Licensee or the failure of the Licensor to perform in accordance with the terms of this Agreement, any law now or in force hereafter, or any other cause or circumstance; provided, however, that the Licensee shall have the right (A) to elect to terminate this Agreement and, accordingly, to discontinue its obligation to make further Royalty Payments hereunder if there is a final, judicial determination, not appealable, that the Licensor is not the lawful owner of the Licensed Marks by reason of which the Licensee is precluded totally from further use of the Licensed Marks in the Territory; and (B) to elect to reduce the Royalty Payments correspondingly and commensurately, in the event and only to the extent that it is determined judicially that by reason of any defect in the Licensor's title to the Licensed Marks or the existence or imposition of any lien, encumbrance or similar restriction on the Licensor's interests in and to the Licensed Marks, the Licensor's right to use the Licensed Marks in the Territory as contemplated by this Agreement shall be enjoined or has been curtailed, limited, prevented or interfered with.

               (c) It is expressly agreed and understood that notwithstanding the right of the Licensee to terminate this Agreement or reduce the Royalty Payments in accordance with Section 9.2(b)(A) and (B), respectively above, each of the Installment Payments of the Guaranteed Minimum Royalty, as well as the whole thereof are final and non-refundable, and the Licensee may not seek to recover from Licensor (or offset against future payments) all or any part of the Guaranteed Minimum Royalty already paid for any reason whatsoever; provided, however, that Skate Corp. and California Pro shall have the right under the Escrow Agreement to recover the whole or any portion of the Escrow Installment Payments in respect of Sellers' Liability Obligations (as defined in the Escrow Agreement). Except as set forth in this Section 9, Licensee hereby waives, and hereby agrees to waive at any future time at the request of Licensor any and all rights which Licensee may have, or which at any time hereafter may be conferred upon it, by statute, regulation or otherwise, to terminate, cancel, quit, or surrender this Agreement. Nothing in this section shall be deemed to limit the Indemnification described in Section 14.4 of this Agreement.

               (d) If prior to the expiration of the Original Term this Agreement shall terminate by operation of law or for any reason other than at the election of the Licensor pursuant to Section 10.3 due to an Event of Default by Licensee, Licensee shall pay to Licensor nevertheless an amount equal to the Guaranteed Minimum Royalty at the times and in the manner the installment payments thereof would have become due and payable in accordance with the terms hereof had this Agreement not been terminated in whole or in part. Nothing in this section shall be deemed to limit the Indemnification described in Section 14.4 of this Agreement.

               (e) For purposes of this Agreement, payments to the Licensor in respect of the Guaranteed Minimum Royalty shall be deemed to have been made only when (i) actually paid to Licensor directly or (ii) with regard to Escrow Installment Payments, when paid to the Escrow Agent pursuant to
Section 7.2(b).

     10.  EVENTS OF DEFAULT; TERMINATION.

        10.1 Each of the following shall constitute an "Event of Default" by Licensee under this Agreement:

               (a) If Licensee shall fail to perform or observe any material term, condition, agreement or covenant in this Agreement on its part to be performed or observed, and such default is not remedied within thirty (30) days after written notice thereof from Licensor, unless such default is not for the payment of money and is not capable of being cured through Licensee's diligent and continuous effort within such thirty (30) days after written notice thereof, and Licensee immediately commences to cure such default, and thereafter applies its diligent and continuous best efforts to cure such default, and does in fact cure such default within sixty (60) days of the initial notice of default; or

               (b) If Licensee or California Pro shall (i) institute proceedings to be adjudicated a voluntary bankrupt or insolvent, or (ii) consent to the filing of a bankruptcy proceeding against it, or (iii) file a petition or answer seeking reorganization or arrangement under any bankruptcy act or any other similar applicable law of any country, or (iv) consent to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of itself, or any of its property, or (v) make an assignment for the benefit of creditors, or (vi) cease doing business as a going concern, or (vii) take any corporate action in furtherance of any of the foregoing purposes; or

               (c) If an order, judgment or decree of a court having jurisdiction shall have been entered adjudicating the Licensee or California Pro a bankrupt or insolvent, or approving, as properly filed, a petition seeking reorganization of Licensee or California Pro or of all or a substantial part of their respective properties or assets under any bankruptcy act or other similar applicable law, as from time to time amended, or appointing a receiver, trustee or liquidator of Licensee or California Pro, and such order, judgment or decree shall remain in force, undischarged and unstayed for a period of thirty (30) days, or a judgment or lien for the payment of money in excess of $250,000 shall be rendered or entered against Licensee or California Pro and the same shall remain undischarged or unbonded for a period of thirty (30) days or any writ or warrant or attachment shall be issued or levied against a substantial part of the property of Licensee or California Pro and the same shall not be released, vacated or bonded within thirty (30) days after issue or levy; or

               (d) If Licensee shall for any reason discontinue the sale of substantially all of the Approved Licensed Merchandise, or shall liquidate or dissolve; or

               (e) If Licensee or California Pro shall, without the prior written consent of Licensor (i) transfer (regardless of how designated) all or substantially all of its assets, (ii) merge or consolidate with another corporation or entity where Licensee or California Pro is not the survivor, or (iii) in the case of the Licensee, if more than fifty (50%) percent of the issued and outstanding shares of voting stock of Licensee shall be sold or transferred, directly or indirectly, whether in a single transaction or as the aggregate result of a series of transactions other than as a result of a public offering of the Licensee's equity securities, and in the case of California Pro, if there has been a "change of control", which, for the purposes of this agreement, shall mean an event by which more than a majority of the members of the Board of Directors of California Pro or any successor entity including at least Michael Casazza or Henry Fong, changes other than by a shareholder vote.

               (f) If there is a default under, a breach or a failure to observe or perform any of the monetary terms, conditions, agreements or covenants in any of the following agreements or instruments:

               (1) by Skate Corp. under the promissory note dated of even date herewith in the principal amount of One Million Fifty Thousand ($1,050,000.00) Dollars made and delivered by Skate Corp. to the Corporate Sellers and Three R Sellers (the "Note");

               (2) by Skate Corp. or California Pro under the Consulting and Non-Competition Agreement dated of even date herewith (the "Consulting Agreement") by and among Skate Corp., California Pro and Licensor; and

               (3) the stock guaranty dated of even date herewith of Henry Fong and Michael S. Casazza issued in connection with the Consulting Agreement.

               (4) the Valuation Guarantee set forth in Section 6 of the Registration Rights Agreement.

        10.2 As used in this Agreement, the term "default" shall mean any condition, event or state of facts which, after notice or lapse of time, or both, would be an Event of Default.

        10.3 If any Event of Default shall occur and be uncured, Licensor, at its sole discretion, may, by written notice to Licensee, forthwith terminate this Agreement.

        10.4 Licensee acknowledges that in the event that this Agreement shall be terminated by reason of the Licensee's Event of Default prior to Licensor's receipt of all of the Royalty Payments provided herein, Licensor will suffer substantial monetary damages. Therefore, inasmuch as such damages may be difficult to compute, Licensor and Licensee hereby agree that if this Agreement shall be terminated by Licensor pursuant to Section 10.3 in the event of a default by the Licensee, as herein prescribed, Licensee shall immediately pay to Licensor as and for liquidated damages an amount equal to Three Million Dollars ($3,000,000) less all Royalty Payments paid to Licensor prior to such termination (the "Liquidated Amount"). The payment of the Liquidated Amount shall be in respect only of Licensee's obligations to make Royalty Payments hereunder (but not in respect of any other obligation of Licensee hereunder and without limiting or superseding Licensor's rights under the remaining provisions hereof, all of which may continue to be enforced by Licensor notwithstanding the payment by Licensee of the Liquidated Amount. Provided that no Event of Default (defined above) on Licensee's part exists other than its failure to make Royalty Payments, upon Licensor's receipt and acceptance of the Liquidated Amount, Licensee shall be deemed to have fully discharged its obligation to make Royalty Payments hereunder, and shall be deemed to have a "fully paid up license."

     11.  EFFECT OF FULLY PAID-UP LICENSE.

        Upon the payment of Royalty Payments in the amount of at least Three Million ($3,000,000) Dollars by the Licensee to the Licensor at any time during the Term of this Agreement (or such lesser amount as may be appropriate if the Prepayment Option is exercised) or the payment of the Liquidated Amount in the circumstances described in Section 10.4 of this Agreement, this License shall become a "Fully Paid Up License" in which event all right, title and interest in and to the Licensed Marks and any related patents, trademarks or copyrights acquired by Licensor during the Term of this Agreement shall vest in Licensee, and Licensor no later than ten (10) business days thereafter, shall execute and deliver to Licensee all documents necessary to accomplish said assignment. Licensor shall have no right thereafter to receive any Royalty Payments and shall thereafter have no further rights to the Licensed Marks or otherwise under this Agreement except as specifically provided.

     12.  EFFECT OF EXPIRATION OR TERMINATION.

          12.1 Upon expiration of the Original Term or termination of this agreement other than by reason of this License becoming a Fully Paid Up License,

               (a) except to the extent specifically otherwise provided in
Section 12.2 hereof, all rights of Licensee hereunder shall terminate and revert automatically to Licensor, and neither Licensee nor any of its receivers, representatives, trustees, agents, successors or assigns (by operation of law or otherwise) shall have any right to manufacture, exploit, advertise, merchandise, promote, sell, distribute or deal in or with Licensed Merchandise, Licensee and all of its receivers, representatives, trustees, agents, successors or assigns (by operation of law or otherwise) shall forthwith discontinue all use of the Licensed Marks and any variation or simulation thereof, or any mark confusingly similar or likely to create confusion therewith, and all references thereto or hereto, and all designs, Samples and labels provided or employed hereunder, including any modifications or improvements thereof and any patents, trademarks, copyrights, trade names and other proprietary rights in connection therewith, and Licensee hereby irrevocably releases and disclaims any right or interest in or to any and all of the foregoing, and

               (b) Licensor shall forthwith have the unrestricted right to manufacture, advertise, merchandise, promote, sell and distribute Licensed Merchandise, directly or through others, and to grant licenses with respect to Merchandise and the Licensed Marks.

          12.2 Upon the expiration or termination of this Agreement, Licensee may complete (but only in accordance with the terms and conditions of this Agreement) production of Licensed Merchandise which is in process, or for which written orders have been received from customers, all as of the date of termination or expiration of this Agreement (whether by reason of the expiration of the Original Term of this Agreement, by earlier termination of this Agreement pursuant to Article 10 hereof or otherwise). Also, if Licensee shall have on hand any finished inventory of Approved Licensed Merchandise, Licensee and its permitted successors and assigns may use the Licensed Marks in connection with the sale and disposal of such Approved Licensed Merchandise, for twelve (12) months immediately following the expiration of the Original Term or the prior termination of the Agreement ("Post Termination Period"), provided Licensee fully complies with the provisions hereof, including, without limitation, the provisions of Articles 4 and 5 hereof, in connection with such disposal. Licensee shall still be obligated to pay to Licensor the Guaranteed Minimum Royalty as well as the Percentage Royalty provided for herein in respect of all of its sales of Licensed Merchandise and if the Licensee shall be in Default at the termination of this Agreement by reason of its failure to pay any Royalty Payments when due, then subject only to a certain subordination agreement among the Licensor, Licensee and LaSalle National Bank, all proceeds collected from such sales shall be held in trust constructively for the benefit of, and paid over to, the Licensor in respect of such outstanding obligation at the end of the Post Termination Period. The sales by Licensee in these circumstances shall not affect any of the rights of Licensor hereunder including, without limitation, those referred to in clause (b) of Section 12.1 hereof. Upon the expiration of the Post Termination Period, Licensee shall deliver to Licensor all remaining material and other products in its possession or under its control incorporating the Licensed Marks including, without limitation, all labels, tags, packaging, containers, advertising and promotional material.

          12.3 Upon the termination or expiration of this Agreement other than by reason of this License becoming a Fully Paid Up License, Licensor shall have, and hereby reserves on a non-mutually exclusive basis, all the rights and remedies which it may have, at law or in equity, with respect to the collection of royalties or other funds payable by Licensee pursuant to this Agreement and the enforcement of all rights hereunder, including without limitation, those relating to the establishment, maintenance and protection of the Licensed Marks.

     13.  EQUITABLE RELIEF.

          Licensee acknowledges that Licensor will suffer great and irreparable harm as a result of the breach by Licensee of any material covenant or agreement to be performed or observed by Licensee under this Agreement other than the covenants to make monetary payments, and, whether such breach occurs before or after the termination of this Agreement other than if such termination occurs by reason of the License becoming a Fully Paid Up License, Licensee acknowledges that Licensor shall be entitled to apply for and receive from any court of competent jurisdiction a temporary restraining order, preliminary injunction and permanent injunction, without any necessity of proving damages or any requirement for the posting of a bond or other security, enjoining Licensee from further breach or this Agreement or further infringement or impairment of Licensor's rights in and to the Licensed Marks. Such relief shall be in addition to, and not in substitution of, any other remedies available to Licensor pursuant to this Agreement or otherwise.

     14.  INDEMNITY; INSURANCE.

          14.1 Licensee does hereby indemnify and agree to save and hold Licensor, each affiliate of Licensor, and their respective employees, agents, officers, directors and controlling persons, harmless of and from any and all liability, claims, causes of action, suits, damages, costs and expenses (including reasonable attorneys' fees and expenses), which any such entity or person may become liable for, or may incur, or be compelled to pay, by reason of any acts, whether of omission or commission, or set of circumstances that may arise under or in connection with this Agreement, in connection with Licensed Merchandise manufactured by or on behalf of Licensee or otherwise in connection with Licensee's business or sale of Licensed Merchandise or Licensor's ownership of the Licensed

Marks, and shall reimburse any such indemnified party, on demand, therefor. The indemnities herein provided shall be absolute, and shall be applicable and enforceable notwithstanding the fact that Licensor may have explicitly or implicitly approved any item or conduct which gave rise to any claim or loss for which indemnity is sought.

          14.2 Licensee has obtained, and shall maintain at its own expense in full force and effect at all times during which the Licensed Merchandise is being sold and used, with an Acceptable Insurance Carrier, products liability insurance policy with limits of liability at least equal to, but in no event less than, the limits maintained by the Licensee as of December 31, 1995 and in the aggregate with respect to Licensed Merchandise and a deductible (self insurance) provision not exceeding that in effect as of December 31, 1995. To the extent the current coverage does not so provide, Licensee will use its best efforts to insure that such insurance policy shall provide for at least thirty (30) days' prior written notice by the carrier thereof (each an "Insurance Notice") to Licensor and Licensee of the cancellation or modification thereof. Upon request, Licensee will deliver to Licensor a certificate of such insurance from each insurance carrier which sets forth the scope of coverage and the limits of product liability. In the event that the Licensee fails to obtain, arrange for or maintain the Insurance Coverage required hereunder for any reason, at any time during the term of this Agreement, or thereafter as may be required, Licensor may itself arrange to obtain insurance coverage complying with the terms hereof. Licensee shall reimburse Licensor, immediately upon Licensor's request, for all expenses and premium payments associated with Licensor's seeking and obtaining such coverage. Licensee's maintenance of the insurance coverage as provided herein shall not limit, excuse or replace any of Licensee's obligations under the provisions of Section 14.1 hereof, which shall remain absolute.

          14.3 Notwithstanding anything to the contrary contained herein, the provisions of this Article 14 shall survive any termination or expiration of this Agreement.

          14.4 Licensor hereby agrees to indemnify and save and hold Licensee, each Affiliate of Licensee, and their respective employees, agents, officers, directors and controlling persons, harmless of and from any and all liability, claims, causes of action, suits, damages, costs and expenses (including reasonable attorneys' fees and expenses), which any such entity or person may become liable for, or may incur, or be compelled to pay, by reason of any successful claim by any person that the Licensed Marks infringe upon the registered trademarks in the United States and Canada "VIC" or "VICTORIAVILLE" owned or claimed by any other party, and Licensor shall reimburse any such indemnified party, on demand, therefor.

     15.  REPRESENTATION AND WARRANTIES.

          15.1 Licensee hereby represents and warrants to Licensor as follows:

               (a) Licensee is a corporation duly organized, validly existing and in good standing under the laws of New York.

               (b) Neither the execution, delivery nor performance of this Agreement by Licensee will, with or without the giving notice or passage of time, or both, conflict with, or result in a default or loss of rights under, any provision of the Certificate of Incorporation or By-Laws of Licensee is a party or by which it or any of its properties may be bound.

               (c) Licensee has full power and authority to enter into this Agreement and to carry out the transactions contemplated thereby in accordance with its terms; the execution, delivery, and performance of this Agreement by Licensee have been duly and properly authorized by all necessary corporate actions; and this Agreement constitutes the valid and binding obligation of Licensee enforceable in accordance with its terms.

          15.2 Licensor hereby represents and warrants to Licensee as follows:

               (a) Licensor has full power and authority to enter into this Agreement and to carry out the transactions contemplated thereby in accordance with its terms; and this Agreement constitutes the valid and binding obligation of Licensor enforceable in accordance with its terms.

               (b) Licensor is the owner of the registered trademarks "VIC" and "VICTORIAVILLE" in the United States and Canada free and clear of any lien, encumbrance or claim of any other party, and other than this Agreement and as set forth in the Stock Purchase Agreement, there exist no obligations with respect to the Licensed Marks requiring the Licensor or the Licensee to make any payments in respect of their use or otherwise. To the best knowledge of the Licensor, the Licensed Marks do not infringe on the rights of or trademarks or service marks claimed by any other person and no person has given Licensor notice in any form that such person claims any such infringement.

               (c) Licensor will not subject the Licensed Marks to any lien, encumbrance or claim of any party during the Term of this Agreement without the prior consent of the Licensee nor, without such consent, which will not be withheld unreasonably, will Licensor transfer or convey title to the Licensed Marks to any other party; provided, however, that without the consent of the Licensee the Licensor may assign or transfer the right to receive the Royalty Payments to be paid hereunder to any one or more other parties and may assign, convey or transfer title to the Licensed Marks to any one or more of the Corporate Sellers and/or Three R Sellers, provided that any Corporate Seller and/or Three R

Seller to whom title is assigned shall as a condition of such assignment agree to be bound by the terms of this Agreement and Licensor transferor shall not be relieved of his obligations hereunder by reason of such assignment. Except as expressly permitted herein, any attempted conveyance to a third party in contravention of this provision without Licensee's prior written consent will be void ab initio and of no force or effect.

     16.  ARBITRATION.

          16.1 The disputes or controversies identified in Sections 3.1(c), 4.2 and 5.3 of this Agreement (the "Arbitrable Disputes") and only the Arbitrable Disputes shall be decided by arbitration by the American Arbitration Association (the "Association") in accordance with the rules and regulations of the Association for Commercial Disputes. Licensor shall have the right in accordance with Section 13 hereof to seek equitable relief independently, including, but not limited to, provisional and/or permanent injunctive relief, specific performance or other equitable remedy as may be appropriate to enforce or prevent the violation of any of the terms and conditions of this Agreement including with regard to the Arbitrable Disputes, and subject to Sections 23 and 24, either party may commence and prosecute an action at law to recover damages or obtain other relief for claims or causes arising out of, or relating to, this Agreement.

          16.2 In the event an Arbitrable Dispute exists, either party may submit the dispute to the Association in Garden City, New York for arbitration in accordance with an subject to the rules of the Association then in effect. The parties agree that the arbitration shall be conducted before one (1) disinterested, industry arbitrator.

          16.3 The decision of the arbitrator shall be binding and conclusive upon the parties, and judgment upon any decision so rendered by the arbitrator may be entered in any court of competent jurisdiction. The arbitrator may not award damages to either party and is delegated hereby with the authority only to determine the Arbitrable Dispute submitted. Each party shall be responsible for its or his fees and costs of arbitration.

          16.4 Subject to the availability of the arbitrator, hearings in the arbitration proceeding shall commence within thirty (30) days after the selection of the arbitrator and the decision of the arbitrator shall be rendered within thirty (30) days after the final submission of the parties.

     17. BROKERS. Each of Licensor and Licensee hereby represents and warrants to the other that it has not employed or dealt with any broker or finder in connection with this Agreement or the transactions contemplated hereby, and agrees to indemnify the other and hold it harmless from any and all liabilities (including, without limitation, reasonable attorneys' fees and disbursements paid or incurred in connection with any such liabilities) for any brokerage commissions or finders fees in connection with this agreement or the transactions contemplated hereby insofar as such liabilities shall be based on the arrangements or agreements made by it or on its behalf. Notwithstanding the foregoing,

Licensee hereby agrees to pay all broker's or finder's compensation to Geneva Capital Markets by reason of this Agreement, and to indemnify and hold Licensor harmless therefrom.

     18. NOTICES. All reports, communications, requests, notices or service of process required by or permitted under this Agreement shall be in writing to the party concerned at the following address:

     If to Licensor:         WARREN AMENDOLA, Sr.
                       22 Mallard Cove
                       Centerport, New York  ll721

     with a copy to:         Blau, Kramer, Wactlar & Lieberman, P.C.
                       100 Jericho Quadrangle, Suite 225
                       Jericho, New York 11753
                       Attention:  Edward I. Kramer, Esq.
                       Tel: (516) 822-4820
                       Fax: (516) 822-4824

     If to Licensee:         USA SKATE COMPANY, INC.
                       c/o USA Skate Corporation
                       8102 White Horse Road
                       Greenville, South Carolina 29611
                       Attention: Michael S. Casazza, President
                       Tel: (864) 294-5370
                       Fax: (864) 294-5235

     with a copy to:         Friedlob Sanderson Raskin Paulson &
                       Tourtillott, LLC
                       1400 Glenarm Place, Third Floor
                       Denver, Colorado  80202
                       Attention:  Gerald Raskin, Esq.
                       Tel: (303) 571-1400
                       Fax: (303) 595-3970

     Any notice required to be made within a stated period of time shall be considered timely made if deposited before midnight of the last day of the stated period. Any party may give any notice or other communication hereunder by personal delivery or by using a nationally recognized overnight courier service, telecopy or telex.

     Any party may change the address to which such notices and communications shall be sent by written notice to the other parties, provided that any notice of change of address shall be effective only upon receipt.

     19.  INTEGRATION.   This Agreement (including the Exhibits hereto),
together with the Stock Purchase Agreement and the agreements and documents referred to therein, sets forth the entire agreement and understanding between the parties relating in any way to the use of the Licensed Marks, or to any other subject matter contained herein and merges all prior discussions, arrangements and agreements between them.

     20.  AMENDMENTS.    This Agreement may not be amended or modified except by
written instrument signed by each of the parties thereto.

     21. RELATIONSHIP OF PARTIES. Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint venturers, or either as agent of the of the other. Neither party hereto by virtue hereof shall have the right or authority to act for or to bind the other in any way or to sign the name of the other or to represent that the other is in any way responsible for the acts or omissions of the other.

     22. INTERPRETATION. This Agreement has been entered into in the State of New York and shall be construed by and interpreted in accordance with the laws of that State without regard to principles or conflict of laws. The headings given to the paragraphs of this Agreement are for the convenience of the parties only and are not to be used in any interpretation of this Agreement.

     23. JURISDICTION AND FORUM SELECTION. For all actions and proceedings, the parties hereby irrevocably and unconditionally (i) consent to the exclusive jurisdiction of the United States District Court for the Eastern District of New York (or if there is no subject matter jurisdiction, the Supreme Court of New York for the County of Suffolk) over any action, suit or proceeding arising out of or relating to this Agreement, (ii) agree not to commence any action, suit or proceeding arising out of or relating to this Agreement except in such court,
(iii) agree that service of any process, summons, notice or document sent by U.S. certified mail, return receipt requested, or by nationally recognized overnight courier service to any other Party's address shall be effective against any other party in any such court, and (iv) waive any defense or objection in such action or proceeding based on alleged lack of personal jurisdiction, improper venue, forum non-conveniens, or any similar basis.

     24. GOVERNING LAW. This Agreement shall be governed by, and construed under, and in accordance with, the law of the State of New York, without regard to any principles of conflict of laws which otherwise might mandate the application of the law of another jurisdiction.

     25. SEVERABILITY. In the event that any one or more provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     26. WAIVER. No failure or delay on the part of either party in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right to preclude any other or further exercise thereof or the exercise of any other power or right. No waiver by either party of any provision of this Agreement, or of any breach or default, shall be effective unless in writing and signed by the party against whom such waiver is to be enforced. All rights and remedies provided for herein shall be cumulative and in addition to any other rights or remedies such parties may have at law or in equity.

     27. DELEGATION BY LICENSOR. Notwithstanding any provision to the contrary herein contained, Licensor's rights and obligations in connection with the review and approval of Licensed Merchandise hereunder (thereby rendering the same Approved Licensed Merchandise), may be delegated by Licensor to any third party to which Licensee shall consent (such consent not to unreasonably withheld or delayed), and Licensee shall accept the performance of such designee, for all purposes hereunder, as the performance of Licensor hereunder.

     28. SUCCESSORS AND ASSIGNS. This agreement, and all of the terms and conditions hereunder, and all remedies arising therefrom, shall inure to the benefit of, and be binding upon the respective heirs, successors and assigns of the parties hereto. Except as otherwise provided expressly herein, the rights and obligations of the parties hereto may not be assigned or transferred by either party without the express written consent of the other party.

     29. Licensor agrees that his rights to receive Royalty Payments under this License Agreement are subordinate to the rights of LaSalle Bank (the "Bank") to the extent prescribed in a separate agreement with the Bank.
          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first above written.

                             LICENSOR:

                             ______________________________________
                             WARREN AMENDOLA, SR.

                             LICENSEE:

                             USA SKATE CO., INC.


                             By___________________________________
                                Michael S. Casazza
                                President

STATE OF ______________)
                           ).ss:
COUNTY OF ____________)

     On this ____ day of April, 1996, before me personally came Warren Amendola, Sr., to me known to be the individual described in, and who executed, the foregoing instrument, and acknowledged that he executed the same.


                             ___________________________
                             Notary Public



STATE OF ______________)
                           ).ss:
COUNTY OF ____________)

     On this ____ day of April, 1996, before me personally came Michael S. Casazza, to me known, who being by me duly sworn, did depose and say that he resides in __________________ County; that he is the President of USA SKATE CO., INC, the corporation described in, and which executed the foregoing instrument; that he knows the seal of said corporation, that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation and that he signed his name thereby by like order.
                             ____________________________
                             Notary Public

                                    GUARANTY

     THIS GUARANTY is dated and delivered effective as of April 30, 1996, by USA Skate Corporation ("Skate Corp.") and California Pro Sports, Inc. ("California Pro"), Henry Fong and Michael S. Casazza (collectively, the "Guarantors"), for the benefit of Warren Amendola, Sr. (the "Licensor").

     A. Pursuant to a certain agreement (the "Stock Purchase Agreement"), dated of even date herewith, among USA Skate Corporation ("Skate Corp."), as Buyer, the Licensor, Patricia Amendola and Three R Profit Sharing Retirement Plan as "Corporate Sellers," and Licensor, Warren Amendola, Jr., Richard Amendola and Russell Amendola as "Three R Sellers", Skate Corp. has acquired from the Corporate Sellers all of their shares of the Capital Stock of the Licensee and from the Three R Sellers, all of their shares of Capital Stock of Three R Sales, Inc. (the "Transaction").

     B. Contemporaneously with the Transaction, USA Skate Co., Inc. as "Licensee" has entered into a License Agreement with Licensor (the "License Agreement").

     C. A condition of the License Agreement is that the Guarantors jointly and severally guarantee the payment of certain royalties under the License Agreement.

     NOW, THEREFORE, in consideration of the completion of the Transaction, the compliance by the Corporate Sellers and the Three R Sellers (collectively, the "Sellers") with the provisions of the various agreements by which the Transaction was completed, and for other good and valuable consideration, the adequacy and receipt of which hereby are acknowledged, and intending to be legally bound, the Guarantors hereby covenant and agree as follows:

     1.  THE GUARANTY.   The Guarantors hereby absolutely, unconditionally and
jointly and severally guarantee to the Licensor the payment of the Guaranteed Minimum Royalty (as defined in the License Agreement), as and when the same is due under the License Agreement, including pursuant to the Mandatory Prepayment Obligation (the "Guaranteed Obligations").

     2. APPLICATION OF PAYMENTS. Any payment made by Guarantors, or any of them, under this Guaranty shall be effective to reduce or discharge the liability of the Guarantors hereunder without further notice of any kind.

     3. CONTINUING GUARANTY. The rights of the Licensor under this Guaranty are in addition to, and not mutually exclusive of, any and all other rights and remedies Licensor may have under the License Agreement, the Stock Purchase Agreement and/or any other agreements or guaranties related to, or arising out of, the Transaction, as well as by reason of any law or in equity. Without limiting the foregoing, the Licensor shall be entitled to demand and receive payment and performance from the Guarantors under this Guaranty, notwithstanding the availability of, or the Licensor's failure to pursue or enforce, any right or remedy he may have against the Licensee, and notwithstanding the failure of the Licensor to avail himself or realize the benefit of any other right or remedy afforded to him under any other agreement, guaranty or policy of insurance.

     Except as otherwise provided herein, this Guaranty shall continue in force and be binding upon the Guarantors until the Guaranteed Obligations have been paid in full. If Licensee and/or any of its successors and assigns fail to pay any of the Guaranteed Obligations when such amounts become due, Licensor may enforce this Guaranty against the Guarantors subject only to the agreement described in Section 6(e) of this Guaranty.

     4. This Guaranty shall not be affected or impaired by any extension of time, forbearance, waiver or concession given to Licensee, any assertion of, or delay in asserting, any right, power or remedy against Licensee, any modification or amendment to the provisions of the License Agreement; the dissolution, liquidation, reorganization or winding up of Licensee; the release or limitation of liability of any other guarantor of Licensee's obligations, covenants and agreements or any other circumstances which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

     5. TERMINATION. This Guaranty shall terminate when the Guaranteed Obligations have been paid in full. Thereafter, Licensor will furnish the Guarantors' written cancellation of this Guaranty and will return the original of this Guaranty to the Guarantors.

     6.  GENERAL PROVISIONS.

          (a) No delay on the part of Licensor in the exercise of any power or right shall operate as a waiver thereof, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right.

          (b) This Guaranty may not be assigned and may not be modified except by a writing signed by the parties hereto and the Licensor.

          (c) This Guaranty is made under and shall be governed by the laws of the State of New York.

          (d) JURISDICTION AND FORUM SELECTION. The Guarantors hereby irrevocably and unconditionally (i) consent to the exclusive jurisdiction of the United States District Court for the Eastern District of New York (or if there is no subject matter jurisdiction, the Supreme Court of New York for the County of Suffolk) over any action, suite or proceeding arising out of or relating to this Guaranty, (ii) agree not to commence any action, suit or proceeding arising out of or relating to this Guaranty except in such court, (iii) agree that service of any process, summons, notice or documents sent by U.S. certified mail, return receipt requested, or by nationally recognized overnight courier service to any other Party's address shall be effective against any other party in any such court, and
(iv) waive any objection to proceeding in such court, including, but not limited to, objections as to venue or for forum non-conveniens.

          (e) Licensor agrees that his rights under this Guaranty against the Guarantors are subordinate to the rights of LaSalle National Bank (the "Bank") to the extent prescribed in a separate agreement with the Bank.

     7. NOTICES. Any and all notices required or permitted hereunder shall be given in writing as follows:

          If to Licensor:

                   Warren Amendola, Sr.
                   22 Mallard Cove
                   Centerport, NY 11721

          With a copy to:

                   Edward I. Kramer, Esq.
                   Blau, Kramer, Wactlar & Lieberman, P.C.
                   100 Jericho Quadrangle
                   Suite 225
                   Jericho, New York 11753
                   TEL: (516) 822-4820
                   FAX: (516) 822-4824

          If to the Corporate Guarantors:

                   c/o 8102 White Horse Road
                   Greenville, SC 29611
                   Attention: Michael S. Casazza, President
                   TEL: (864) 294-5370
                   FAX: (864) 294-5235

          With a copy to:

                   Gerald Raskin, Esq.
                   Friedlob Sanderson Raskin Paulson & Tourtillott, LLC 1400 Glenarm Place, Suite 300
                   Denver, Colorado 80202
                   TEL: (303) 571-1400
                   FAX: (303) 595-3970

          If to Michael S. Casazza:

                   c/o USA Skate Corporation
                   8102 White Horse Road
                   Greenville, SC 29611
                   TEL: (864) 294-5370
                   FAX: (864) 294-5235

          If to Henry Fong:

                   c/o 2401 PGA Blvd., Suite 280F
                   Palm Beach Gardens, FL 33410
                   TEL: (407) 624-0885
                   FAX: (407) 624-9507

     Any notice required to be made within a stated period of time shall be considered timely made if deposited before midnight of the last day of the stated period. Any party may give any notice or other communication hereunder by personal delivery or by using a nationally recognized overnight courier service, telecopy or telex.

     Any party may change the address to which such notices and communications shall be sent by written notice to the other parties, provided that any notice of change of address shall be effective only upon receipt.

          IN WITNESS WHEREOF, Guarantors have each caused this Guaranty to be executed as of the date first above written.

                              USA SKATE CORPORATION


                              By_____________________________
                                   Michael S. Casazza, President


                              CALIFORNIA PRO SPORTS, INC.


                              By______________________________
                                  Michael S. Casazza, President


                              ________________________________
                                  Henry Fong, Individually


                              _______________________________
                                  Michael S. Casazza, Individually

Accepted and agreed to this ____ day of April, 1996.

                              "LICENSOR"

                              _______________________________
                                  Warren Amendola, Sr.

STATE OF ______________)
                           ).ss:
COUNTY OF ____________)

     On this ____ day of ___________________, 19___, before me personally came ________________________, to me known, who being by me duly sworn, did depose and say that he resides in ____________________ County; that he is the President of USA SKATE CORPORATION, the corporation described in, and which executed the foregoing instrument; that he knows the seal of said corporation, that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation and that he signed his name thereby by like order.

                                        ____________________________
                                        Notary Public

STATE OF ______________)
                           ).ss:
COUNTY OF ____________)

     On this ____ day of ___________________, 19___, before me personally came Michael S. Casazza, to me known, who being by me duly sworn, did depose and say that he resides in ____________________ County; that he is the President of CALIFORNIA PRO SPORTS, INC., the corporation described in, and which executed the foregoing instrument; that he knows the seal of said corporation, that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation and that he signed his name thereby by like order.

                                       ____________________________
                                       Notary Public

STATE OF ______________)
                           ).ss:
COUNTY OF ____________)

     On this ____ day of __________________, 19___, before me personally came Henry Fong, to me known to be the individual described in, and who executed, the foregoing instrument, and acknowledged that he executed the same.

                                       ___________________________
                                       Notary Public

STATE OF ______________)
                           ).ss:
COUNTY OF ____________)

     On this ____ day of __________________, 19___, before me personally came Michael S. Casazza, to me known to be the individual described in, and who executed, the foregoing instrument, and acknowledged that he executed the same.

                                       ___________________________
                                       Notary Public


STATE OF ______________)
                           ).ss:
COUNTY OF ____________)

     On this ____ day of __________________, 19___, before me personally came Warren Amendola, Sr., to me known to be the individual described in, and who executed, the foregoing instrument, and acknowledged that he executed the same.

                                       ___________________________
                                       Notary Public